Exhibit 10.21

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

No. 63	Date of Issuance
$10,000,000.00	December 29, 2023

FOR VALUE RECEIVED, Bolt Threads, Inc., a Delaware corporation (the “Company”), hereby promises to pay Ginkgo Bioworks, Inc. (the “Lender”), the principal sum of Ten Million Dollars ($10,000,000.00), with interest on the outstanding principal amount at the rate of 8% per annum (compounded quarterly), provided that in no event shall the interest rate be less than the minimum rate of interest required in order to avoid the imputation of interest for federal income tax purposes. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. This Note is one of a series of Notes issued pursuant to that certain Note Purchase Agreement dated as of October 4, 2023 among the Company, Lender and certain other investors (as amended and/or restated from time to time, the “Purchase Agreement”) and is entitled to the benefits of and is subject to the terms contained in that Purchase Agreement. Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1. Maturity. Unless converted into Conversion Shares pursuant to Section 2.2 of the Purchase Agreement, the outstanding principal and accrued interest shall be due and payable by the Company on demand by the Majority Note Holders at any time after the Maturity Date. Upon the payment in full of this Note, the Company shall have no further obligation to Lender in connection with this Note.

2. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to accrued interest due and payable and any remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made prior to the Maturity Date without the Majority Note Holders’ consent. If pre-payment is consented to by the Majority Note Holders (a) it will be without any prepayment penalties and (b) interest will no longer continue to accrue on any prepaid principal amounts after such pre-payments. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

3. Priority. This Note will be subordinate in right of payment to (1) all current and future Company indebtedness to banks, leasing or equipment financing institutions and other financial institutions engaged in the business of lending money, which is for money borrowed or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, and (2) any other indebtedness of the Company in connection with which the Lender has signed a subordination agreement (including with Gingko Bioworks, Inc.) subject to and in accordance with the terms of such agreement; provided, however, that, notwithstanding the foregoing, in no event shall this Note be subordinate in right of payment to any other Notes or similar convertible instruments.

4. Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2.2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion.

5. Officers and Directors Not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

6. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7. Successors and Assigns. This Note applies to, inures to the benefit of and binds the successors and assigns of the parties hereto. Notwithstanding the forgoing, any transfer of this Note may be effected only in accordance with the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, as well as all other terms and conditions contained in this Note and in the Purchase Agreement, and agrees to comply with all such terms and conditions for the benefit of the Company and any other Lenders.

8. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

9. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

10. Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

12. Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any counterpart delivered electronically by .pdf transmission or by facsimile shall be binding to the same extent as an original counterpart with regard to any agreement subject to the terms hereof or any amendment thereto.

13. Pari Passu Notes. Lender acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Purchase Agreement or pursuant to the terms of such Notes.

14. Tax Considerations.

(a) Treatment of Conversion Shares. The Company and the Lender agree that it is their intention that the Conversion Shares constitute stock that participates in corporate growth to a significant extent within the meaning of Section 1.305-5(a) of the U.S. Treasury Regulations and, therefore, do not constitute “preferred stock” within the meaning of Section 305 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Treasury Regulations thereunder. In addition, the Company and the Lender agree that it is their intention that, for U.S. federal and applicable state income tax purposes, the dividend provided for with respect to the Conversion Shares shall not be treated, pursuant to Section 305(b)(4) of the Code and the U.S. Treasury Regulations thereunder, as having been paid with respect to the Conversion Shares unless and until the payment of such dividend is declared by the board of directors of the Company (and the Company further agrees that no such declaration will be made by the board of directors of the Company without the simultaneous cash payment of the declared dividend with respect to the Conversion Shares). The Company and the Lender shall file all tax returns (including all tax-related information returns) and determine all applicable taxes consistent with such treatment, unless a change in applicable law or administrative guidance arising after the Initial Closing establishes that such position is no longer permitted under applicable law (as determined by the Company’s Tax Advisor (as defined below)) or that such position is not consistent with a final resolution of a tax audit, for which no further appeal is available within the U.S. Internal Revenue Service or similar applicable state taxing authority. For the avoidance of doubt, in no event shall the Company be liable to the Lender or to any other party for any damages arising from such a determination by its Tax Advisor or any determination by a taxing authority that the Conversion Shares are properly treated as “preferred stock” within the meaning of Section 305 of the Code. “Tax Advisor” for the purpose of this Section shall mean a tax lawyer or tax accountant qualified to practice in the United States who is a partner with a nationally recognized law firm or accounting firm.

(b) Redemptions.  The Company shall use commercially reasonable efforts to cooperate with the Lender to structure any redemption or repurchase by the Company of any of the Conversion Shares so that such redemption or repurchase is treated as a payment in exchange for stock pursuant to Section 302(b) of the Code.

(c) Withholding.  The Company (and its applicable withholding agents and paying agents) shall be entitled to deduct and withhold taxes on any payments with respect to the Conversion Shares only to the extent required by applicable tax law; provided, however, that, if the Company determines that an amount is required to be deducted and withheld, then, at least ten (10) business days prior to the date when the applicable payment is scheduled to be made, the Company shall (i) provide the Lender with written notice of the intent to deduct and withhold, which notice shall include the basis for the withholding and an estimate of the amount proposed to be deducted and withheld, and (ii) provide the Lender with (x) a reasonable opportunity to provide forms or other evidence that would exempt such payment from any required withholding and (y) reasonable cooperation with efforts by the Lender to minimize any required withholding. Upon request by the Company in writing, the Lender shall provide the Company with a properly completed and duly executed appropriate IRS Form W-9.

(d) Corporate Status. For so long as the Lender owns any equity in the Company, the Company shall not be liquidated, merged, converted into a limited liability company, or otherwise enter into a transaction pursuant to which the Company ceases to exist as an entity treated as a corporation for U.S. federal income tax purposes without the Lender’s prior written approval; provided, however, that this Section 14(d) shall not apply to a reincorporation, tax-free reorganization, or other similar transaction (i) in which the Company ceases to exist and transfers its assets to another entity treated as a corporation for tax purposes in a transaction under Section 381 of the Code and (ii) pursuant to which the Lender is at all times considered to own an interest in an entity treated as a corporation (and not a partnership) for federal income tax purposes.

(e) Real Property Holding Corporation. The Company hereby represents and warrants to the Lender that the Company is not now and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and any applicable regulations promulgated thereunder (“USRPHC”), and, for so long as the Lender owns any equity in the Company, shall not become a USRPHC. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations. The Company will review whether it has become a USRPHC on each “determination date” as described in Section 1.897-2(c) of the Treasury Regulations. If the Company determines at any time that it has become a USRPHC, then the Company shall provide prompt notice to the Lender of this status.

(f) Tax Classification. The Company and the Lender shall treat this Note as equity for U.S. federal (and applicable state and local) income tax purposes (including for tax reporting purposes).

[Signature Page Follows]

This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: December 29, 2023

BOLT THREADS, INC.

By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer

Signature Page to CONVERTIBLE PROMISSORY NOTE

This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: December 29, 2023

LENDER:

GINKGO BIOWORKS, INC.

By:	/s/ Jason Kelly
Name:	Jason Kelly
Title:	Chief Executive Officer

Signature Page to CONVERTIBLE PROMISSORY NOTE